EXHIBIT 10.3
     On October 21, 2008, the Compensation Committee of Matrixx Initiatives, Inc. (the “Company”) recommended and the Board of Directors of the Company approved the adoption and payment of an annual retainer to the Chairman of the Board of Directors in the amount of $50,000, which is to be paid in addition to all other Board and Committee fees paid to the Chairman.